Exhibit 10(p)

Settlement Agreement
between
1.    Arrow Electronics Inc., 50 Marcus Drive, Melville, New York, USA ("Arrow")
- on one side -
and
2.    E.ON SE, E.ON Platz 1, 40476 Düsseldorf, Germany ("E.ON"),
and
3.    VEBA Electronics LLC, 2751 Centerville Road, Suite 231, 19808 Wilmington, DE, USA ("VEBA")
- on the other side -
- Arrow, E.ON and VEBA together the "Parties" -

Preamble

(1)
By sale and purchase agreement of August 7, 2000 Arrow purchased the VEBA electronic distribution group from VEBA, VEBA Electronics GmbH, EBV Verwaltungs GmbH i.L., Viterra Grundstücke Verwaltungs GmbH, VEBA Electronics Beteiligungs GmbH, VEBA Electronics (UK) Plc and Raab Karcher Electronics Systems Plc (jointly "Sellers") (the sale and purchase agreement hereinafter "SPA 2000"). E.ON was party to the SPA 2000 and as co-debtor assumed joint and several liability for all obligations and liabilities incurred or assumed by the Sellers under the SPA 2000.

(2)
In 2005, Arrow filed an action against E.ON as co-debtor in respect of the environmental indemnity set out in Section 7.14 of the SPA 2000, certain indemnities set out in Section 7.10(b) and (d) of the SPA 2000 and the tax covenants set out in Section 9.5(a) of the SPA 2000 ("Principal Action"). E.ON filed its statement of defense as of 18 March 2009. Simultaneously VEBA joined the proceedings on E.ON's side, set-off with claims against Arrow based on Section 9.3, 9.4 and 9.10(a) of the SPA 2000 and filed a cross-claim against Arrow ("Cross Action"). Both, the Principal Action and the Cross Action are currently pending with the District Court of Frankfurt am Main, Ref.: 3-01 O 123/05 ("Law Suit"). Due to ongoing settlement negotiations between the Parties the proceeding was suspended by resolution of the District Court of Frankfurt am Main dating July 2, 2009.

(3)
Arrow, on the one hand, and E.ON and VEBA (collectively, the "Defendants"), on the other hand, wish to settle the Law Suit and come to a final agreement relating to their mutual rights and obligations under the SPA 2000.

Now, therefore, Arrow, E.ON and VEBA agree as follows:

Section 1
Settlement Payment

Defendants shall pay to Arrow, in settlement of any and all of its claims as further specified in Section 2 Subsection 1, a lump-sum of $ 110 million (in words: one hundred ten million) which amount includes interest. The payment shall be wire transferred to Arrow's account free and clear of any costs and deductions within five banking days after signature of this Settlement Agreement.

Section 2
Settlement Effect

(1)
Upon receipt of the payment pursuant to Section 1 and subject to the rights and obligations of the Parties hereto expressly set out in this Settlement Agreement, any and all mutual claims, regardless of their legal nature, whether past, present or future, known or unknown, of the Parties to this Settlement Agreement arising out of or in connection with the SPA 2000 including but not limiting any claims pursuant to Section 7.14, 7.10 (b) and (d) and Section 9.5 (a) of the SPA 2000, are finally and irrevocably settled and disposed of.

(2)
Arrow shall retain all past and future insurance recoveries for environmental and other liabilities it incurs, and shall further retain all rights under all past and future insurance policies of Arrow (including Sellers' former insurance policies to which Arrow succeeded), including without limitation insurance coverage for environmental and other liabilities.

Section 3
Indemnity

(1)
Arrow shall indemnify and hold harmless Defendants against any and all claim amounts, costs and expenditures arising out of or in connection with administrative proceedings or third party claims whatsoever relating to environmental pollutions or other environmental conditions or any consequences resulting therefrom actually or allegedly stemming from any activities, acts or omissions conducted on or related to the properties located in Norco, California, 1841 Hillside Avenue, Huntsville, Alabama, 7800 Governors Drive West and El Segundo, California, 225 Aviation Blvd ("Indemnifiable Claims") unless and to the extent

a)
Defendants have received or been served with any written statement or assertion of Indemnifiable Claims prior to conclusion of this Settlement Agree-ment other than claims which have also been asserted against Arrow; and

b)
Present Members of the management boards of the Defendants are aware of Sellers having assumed, undertaken, provided, or otherwise became subject to any contractual indemnity with respect to any Indemnifiable Claim.

(2)
Defendants shall notify Arrow of the assertion of any Indemnifiable Claim (and provide copies of all documents received in connection therewith) as soon as reasonably practicable, but in no event later than 30 days after Defendants acquire knowledge of the basis for the claim for indemnification.

(3)
Arrow shall assume and control the defense of any Indemnifiable Claim which includes the right to select and instruct counsel, and promptly apprise the Defendants of all material events and developments. Any legal remedy, acknowledgement or settlement of an Indemnifiable Claim require the prior approval of the Defendants which shall not unreasonably be withheld. Upon request of Defendants Arrow shall provide at any time further and detailed information about any defense conducted by Arrow.

(4)
Defendants agree to assign to Arrow their rights under any insurance policies under which they are or may be insured for any Indemnifiable Claim and to assign to Arrow their rights against any third party for contribution, apportionment or reimbursement for liability with respect to any Indemnifiable Claim.

(5)
Defendants agree to fully cooperate in the defense of any Indemnifiable Claim and the prosecution by Arrow of any claim asserting any rights assigned pursuant to subsection (4), and to make all files, witnesses and any information in its possession or control available for such purpose to the extent necessary and reasonably accessible.

(6)
Any breach of the Defendants' obligations pursuant to subsection (2), (4) or (5) which materially prejudices the defense of an Indemnifiable Claim shall reduce Arrow's indemnity obligation under paragraph (1) to the extent such breach becomes a cause for the respective Indemnifiable Claim to be successful.

Section 4
Third Party Beneficiaries

This Settlement Agreement shall inure to the benefit of the Sellers and their respective successors and assigns as third party beneficiaries.

Section 5
Termination of the Law Suit

(1)
Within one week after receipt of the payment pursuant to Section 1 Arrow shall file a brief to the District Court of Frankfurt am Main resuming the suspended proceeding and withdrawing the Principal Action against E.ON. E.ON shall declare its consent with the withdrawal vis-á-vis the District Court of Frankfurt am Main within one week after service of Arrow's withdrawal brief.

(2)
VEBA shall withdraw the Cross Action against Arrow within one week after service of Arrow's withdrawal brief mentioned in paragraph 1. Arrow shall declare its consent with the withdrawal vis-á-vis the District Court of Frankfurt am Main within one week after service of VEBA's withdrawal brief.

Section 6
Costs

(1)	Arrow shall bear the court costs of the Law Suit. Any refunds of advanced costs shall be for the benefit of Arrow.

(2)	Each Party shall bear its own out-of-court costs and expenditures, including all legal fees and expenses incurred by such party.

(3)	None of the Parties hereto shall apply for any cost reimbursement pursuant to Section 269 paragraph 3 sentence 2, paragraph 4 German Code of Civil Procedure (ZPO).

Section 7
Miscellaneous

(1)	Amendments. No amendment or variation of the terms or provisions of this Settlement Agreement, including this clause, shall be valid unless made in writing and signed by each of the Parties.

(2)	Agreement Binding on Successors. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns.

(3)	Confidentiality. The terms of this Settlement Agreement shall be confidential and shall not be disclosed except:

(a)
pursuant to court order or otherwise as required by a court or by law provided that, if a Party learns that disclosure is being sought or may occur under this paragraph, that Party shall provide written notice as soon as practicable to the other Parties after learning of the potential for disclosure;

(b)
in Arrow's action against a number of insurance companies styled Arrow Electronics, Inc. v. Aetna Casualty & Surety, et al., currently pending in the California Superior Court, Case No. BC342044, or in any future action by or against Arrow concerning the Norco, California or Huntsville, Alabama sites;

(c)	in an action among the Parties regarding enforcement of the terms of this Settlement Agreement;

(d)	by agreement in writing, fully executed by the Parties hereto;

(e)	to any subsidiary, affiliate or parent company of the Parties;

(f)	as required by each Party to satisfy any disclosure or reporting obligations, including but not limited to issuing a press release or making any regulatory filings or

(g)
by the Parties to their respective auditors, counsel and accountants after advising same of the confidentiality provision of this paragraph and receiving their commitment to be bound by the terms of this paragraph.

The Parties shall cooperate and use reasonable efforts to protect the terms of this Settlement Agreement from disclosure. Should a court order the disclosure of any of the information or materials covered by this Settlement Agreement to any other person or entity, the Parties shall use reasonable efforts to maintain such information and materials under seal.

(4)	Governing Law. This Settlement Agreement is subject to German law and German law shall apply to any disputes resulting from or in connection with this Settlement Agreement, however in any case under exclusion of German conflict of laws rules. The place of performance and jurisdiction is exclusively Frankfurt am Main.

(5)
Severability. If a provision of this Settlement Agreement is or becomes fully or partially ineffective or inoperable, or if a gap is discovered while implementing this Settlement Agreement, the remaining provisions shall not be affected thereby. An appropriate and legally permissible provision that economically comes closest to what the intentions of the Parties would have been had they considered the ineffectiveness, inoperability or the gap shall replace the ineffective, inoperable or missing provision.

(6)
Construction. The Parties acknowledge that this Settlement Agreement has been negotiated by all Parties thereto, and shall not be construed in accordance with any rule mandating that contracts be interpreted against the drafting party.

(7)
No Representations. The Parties each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Settlement Agreement, and that they have not executed this Settlement Agreement in reliance upon any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Settlement Agreement.

(8)
No Admissions. It is understood and agreed by the Parties that this Settlement Agreement represents a compromise settlement of disputed claims. It is expressly understood and agreed by the Parties that this agreement is not to be construed as an admission of liability on the part of any of the Parties, and that the Parties expressly deny any liability for any injury, damage or contractual obligation of any kind or nature to each other.

(9)
Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Settlement Agreement.

(10)	Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(11)
Signatures. A signature transmitted by facsimile or scanned and transmitted electronically shall be as valid as an original signature and shall be binding upon the individual whose signature is contained thereon.

(12)	Authority to Sign. Each individual signing this Settlement Agreement represents and warrants that he or she has been authorized to do so by the party on whose behalf he or she has signed.

(13)
Voluntary and Knowing. The Parties acknowledge that they have carefully read this entire Settlement Agreement, that they have been given the opportunity to consult with their own legal counsel with respect to the matters encompassed by this Settlement Agreement, that they have obtained and considered the advice of such legal counsel, and that they are voluntarily and freely entering into this Settlement Agreement.

(6)	Notices. All notices or other communications which any Party desires or is required to give under this Settlement Agreement shall be given in writing by email and overnight mail as follows:

Notice to Arrow shall be given to:

Gregory T. Heyman, Esq.
Arrow Electronics, Inc.
50 Marcus Drive
Melville, NY 11747

Notice to E.ON and VEBA shall be given to:

Karl-Heinz Feldmann
E.ON SE
E.ON Platz 1
40476 Düsseldorf, Germany

The Parties may change their notification information upon fifteen (15) days written notice.

Frankfurt, 14 December 2012	Dusseldorf, 17 December 2012
Place, Date	Place, Date

/s/ Uwe Hornung	/s/ Matthias Blaum
Uwe Hornung for Arrow	for E.ON and VEBA